PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER 2012 EARNINGS
Tuesday, January 22, 2013    11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's Conference Call. My name is Denise, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended December 31, 2012.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. [Facilitator Instructions]

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; changes in economic conditions; the success, impact, and timing of strategic initiatives; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's fourth quarter 2012 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question-and-
answer period, which I will facilitate. An archived webcast of this call will be available on
peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Denise. Good morning, and welcome to our call.

Earlier today, Peoples Bancorp reported fourth quarter 2012 earnings of $0.36, representing a 9% increase over the prior year. For the full year, earnings per share were $1.92 in 2012 versus $1.07 in 2011-a 79% improvement. Our shareholders also saw the value of their investments increase by 41% during the year.
A major accomplishment of 2012 was to return to positive operating leverage, which ended a three-year negative trend. Revenue growth was driven mostly by our strong fee-based businesses. Operating expenses also were generally contained, with increases tied directly to revenue growth on new brands and acquisition activity. Ed will provide additional details regarding 2012 expenses later in this call.

Another key success was the modest loan growth in 2012, ending a five-year slide. Period-end loan balances finished the year $47 million or 5% higher than the prior year-end. The Sistersville acquisition completed in the third quarter was a key driver of this growth. We also experienced a sizable increase in new loan production during the year.

Much of our new loan production in 2012 was offset by ongoing problem loan workouts. We also experienced some sizable payoffs during the fourth quarter. These payoffs included a $10 million CRE credit that refinanced through the capital markets. As a result, loan balances fell slightly from the prior quarter end. Still, fourth quarter average loan balances were up 5% year-over-year. Now that asset quality is mostly restored, we should see even stronger loan growth.

Our 2012 earnings also benefited from a sustained improvement in asset quality. We reduced total nonperforming assets by 54% during the year. Our 2012, net charge-off rate also was lower than our long-term historical level of 20-to-40 basis points. As a result, we felt it was prudent to reduce the level of our allowance for loan losses. For the year, we released nearly $5 million in reserves versus $8 million of provision expense in 2011.

For the quarter, our earnings were down slightly from the linked quarter. Most of the decline was due to the $1 million pre-tax loss incurred as a result of the trust-preferred redemption. The other key driver of the lower linked quarter earnings was a smaller reserve release. The fourth quarter amount was $500,000-nearly half the third quarter amount.

As we alluded to you during last quarter's call, we expected slowdown in reserve releases in future quarters due to loan growth. In addition, our 2012 net charge-offs benefited from significantly higher recoveries than prior years. Our continued focus on improving asset quality will include aggressively pursuing collection of prior charge-offs. However, it is unlikely we will sustain the recent level of recoveries in future years. As a result, we anticipate our net charge-off rate for 2013 to be more in line with our long-term historical range.

We do not have a specific target percentage of reserves to total loans for 2013. Rather, the reserve level remains a quarter-to-quarter decision. Key drivers will be changes in our credit metrics and inherit risk of the portfolio.

Overall, our success in 2012 was a result of a company-wide focus on the “levers of success”: asset quality, expense management, revenue growth, and capital strength.

I will now turn the call over to Ed for his comments on our fourth quarter and full year results.

Ed Sloane: Thanks Chuck.

Our fourth quarter and full year 2012 operating results reflected success in several key areas. Bottom-line earnings benefited from stronger revenue generation within our fee based businesses, plus lower credit costs. Our operating efficiency improved due to disciplined expense management. We also maintained a relatively stable net interest margin in a tough interest rate environment. Overall, we are pleased with these results and are working to build upon the earnings momentum created in 2012.

As Chuck mentioned, our fourth-quarter earnings were impacted by the redemption of our trust preferred securities in mid-December. These securities were issued originally in 1999 and not scheduled to repay until 2029. The decision to redeem the securities was based upon two factors: a short loss recovery period and minimal impact on our capital position.

As previously disclosed, we will realize the $1.1 million interest expense savings beginning in 2013. Thus, we will recover the entire fourth quarter loss within one year. The savings will be greater in future years as we repay the new loan using earnings.

From a capital perspective, this transaction reduced our year-end Tier 1 capital ratio by nearly 2%. However, there was minimal impact on our tangible equity. In recent quarters, our common equity has increased due to the earnings improvement. This stronger capital position afforded us the ability to execute this strategy. In addition, we fully expect trust preferred securities will lose their current regulatory capital treatment when the final rules are issued.

Taking a close look at our operating results, we had anticipated modest margin compression in the fourth quarter due to the low rate environment. As it turns out, we saw net interest margin expand 12 basis points to 3.42%. However, much of this improvement was the result of one-time income related to nonaccrual loans and prepayment fees. As noted in our earnings release, this additional interest added 7 basis points to our fourth quarter margin.

Another key driver of the linked quarter margin improvement was slower prepayments within the investment portfolio. As a result, we had less premium amortization in the fourth quarter. The reduction equated to about 10 basis points of margin. Our sizable investment in mortgage-backed securities makes our margin susceptible to similar fluctuations in future quarters.

Within the loan portfolio, the overall yield was relatively stable during the fourth quarter, absent the one-time interest income I discussed earlier. This success was largely the result of a full quarter's impact of the Sistersville loans. Our focus on growing consumer loan balances should help us maintain, if not improve, the portfolio yield in future quarters. Our expectation for 2013 is for loan growth of 8% to 10%, with more than half coming from consumer loans.

On the funding side, continued growth in low-cost core deposits helped lower our total funding cost by 6 basis points. We should experience a similar improvement next quarter due to the trust preferred redemption. At this point, we do not anticipate taking any further actions to restructure the liability side of the balance sheet. Rather, we plan to maintain our recent strategy of adjusting our deposit mix away from higher-cost CDs to lower-cost checking and savings balances.

When you put all of this together, we anticipate a first quarter margin in the mid-3.30's. This projection assumes no significant change in the slope of the yield curve. Our margin should benefit from any steepening that might occur, and we remain focused on growing our net interest income while protecting net interest margin.

In 2012, our fee-based revenues grew 6% and comprised nearly 40% of our total revenue. Over half of this growth came from our mortgage banking activities where originations nearly doubled. More impressive is the fact that most of this increased production was handled by our existing staff and systems. We also achieved double-digit increases in our wealth management and electronic banking revenues. Our insurance business also finished the year with a 7% increase in fourth quarter revenue. While commercial insurance premiums are rising, our producers had a successful year of acquiring new insurance business.

On the expense front, total operating expenses for 2012 were 3% higher than the prior year. For the quarter, we also incurred nearly $1 million in non-core expenses. These additional costs caused our fourth quarter efficiency ratio to be higher than our stated target range of 66% to 68%.

Taking a closer look at the non-core expenses, nearly half of the fourth quarter amount was attributable to pension settlement charges. As you may recall, we have incurred similar charges in recent quarters due to the frozen status of our plan. In the fourth quarter, we took steps to reduce our pension liability, which resulted in $482,000 in settlement charges. The other non-core expenses were $249,000 for rebranding efforts, primarily additional advertising; $180,000 for a one-time stock award to ensure nearly all employees are shareholders of the company; and $71,000 of acquisition-related costs, primarily accounting and legal fees.

As we look to 2013, we expect growth in our fee-based revenue similar to, if not better than, what was experienced in 2012. A key driver will be a full year's impact of recent acquisitions. We also anticipate better synergies due to our rebranding. In contrast, we expect first quarter non-interest income to be impacted by lower annual insurance contingent income. While it is difficult to predict this amount, we are preparing for up to a 50% reduction from the $1 million that was earned in 2012. The expected decrease is due to the major storm that hit the region in late June.

In terms of operating expenses, we are expecting slightly higher expenses in 2013. Much of this increase is due to recent acquisitions. We also will incur some costs associated with the $5 million branch refresh initiative that was announced during the fourth quarter. As a result, our current quarterly run-rate for non-interest expenses is approximately $16.5 million. Further, we could see an efficiency ratio in the range of 68% to 70%.

I will now turn the call back to Chuck for his final comments on 2012 results and the outlook for 2013.

Chuck Sulerzyski: Thanks, Ed.

Improving our operating performance in 2012 was a significant accomplishment given the challenging conditions within the banking industry. We generated positive operating leverage in spite of very low interest rates and modest loan growth. Asset quality continued to improve, resulting in sizable reserve releases.

However, we are more excited by the long-term benefits we will reap from the strategic actions taken in 2012. These included investing in our consumer lending activities, completing acquisitions in all three business lines, rolling out our new brand, and repaying our high-cost trust preferred securities.

As we start 2013, we are already working to build upon the successes of 2012. Earlier this month, we expanded our insurance business by purchasing an office and related commercial accounts in Pikeville, Kentucky. The acquired accounts are expected to generate $1.6 million in annual revenue.

This was a unique transaction. The seller was a large, national insurance agency who was seeking to exit this market. As a result, the pricing was lower and the structure less complex than what you normally see in a whole agency acquisition.

As is typical with insurance acquisitions, most of the purchase price became an intangible asset that we must amortize in future years. Thus, the bottom-line contribution of this acquisition is not expected to be material to 2013 results. Rather, it demonstrates our commitment to maintain revenue diversity by completing acquisitions in all three business lines.

On the banking side, we are expecting meaningful loan growth in 2013 as Ed mentioned earlier. In 2012, our bankers generated over $500 million in new loans-nearly 60% higher than the prior year. A quarter of the 2012 production was the result of individuals refinancing their home mortgages. The remainder was due to C&I lending opportunities within our markets, plus our expanded consumer lending activity. As a result, we saw a 28% increase in C&I balances and a 16% increase in consumer balances. We also improved our mix with an 8% reduction in CRE balances.

For 2013, our outlook includes modest growth in CRE balances of 2% to 4% while C&I balances increase 5% to 7%. The remaining loan growth will come from our ramped up consumer lending.

As we grow loans in 2013, we will maintain our focus on asset quality. We made considerable progress towards restoring asset quality in 2012. As stated in prior calls, our goal is to return all credit metrics to their pre-crisis levels. We believe this goal may be achieved during 2013.

Growth in 2013 also could come through acquisitions in each business line. Our capital position remains strong to support an active M&A strategy. We continue to have frequent conversations with prospects. Our management team is prepared to act quickly should a potential opportunity arise. However, we will remain disciplined with acquisitions. As we have stated previously, all transactions must be accretive within two years and recover any tangible book value dilution in less than four years.

In terms of overall profitability, we are committed to generating positive operating leverage each year. In 2013, the combination of meaningful loan growth and stronger fee generation should produce total revenue growth of 4% to 6%. Our expenses will be higher in 2013 due to our ongoing investments. However, we will manage operating costs to ensure revenues grow faster than expenses in 2013.

I am confident we will be successful. The entire company is poised to execute our strategies with precision. We also are galvanized around our new brand and promise of “Working Together, Building Success” for our clients, communities, and shareholders.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q&A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator. Thank you.

Question and Answer Session

Facilitator: Thank you, sir. This will begin the question-and-answer session. [Facilitator Instructions]

And our first question this morning will come from Scott Siefers of Sandler O'Neill. Please go ahead.

Scott Siefers: Good morning, guys.

Chuck Sulerzyski: Hi, Scott.

Ed Sloane: Hi, Scott.

Scott Siefers: I just had a couple of quick questions. I think Ed, they are probably most appropriate for you. So if you kind of wade through all the noise on the cost side, it sounds like you are at sort of a $16.5 million kind of core quarterly run rate. And then, just taking your reported roughly $63.5 million of expenses from 2012 and just putting in kind of a low single-digit growth rate on that, kind of implies that you're probably not going to grow the expense much above the $16.5 million that you are currently at. Is that a fair way to look at it so in other words your expense will be higher but probably not much growth off where we are currently at?

Ed Sloane: Yeah, I think that is probably reasonable, Scott. $16.5 million, I look at that as a forward run-rate for the quarter. So I think we are there.

Scott Siefers: Okay. Perfect. And then, I was just hoping for a little more color on the insurance - the contingent revenue number, I just want to make sure I understand perfectly clearly. So, I think you said maybe down 50% from what you saw a year ago in that number, but I just want to make sure for at about a $2 million run rate as of the fourth quarter and total insurance income, are you suggesting that could be down 50% sequentially in the one quarter, pardon me, in the first quarter before recovering and then, what is the full year outlook in terms of growth on the insurance side?
Ed Sloane: Yeah. Insurance income in total for 2012 is close to $10 million. One piece of that is the contingency income, which is about $1 million for 2012, okay.

Scott Siefers: Yeah.

Ed Sloane: So what we would expect to see is somewhere between $500,000 and $1 million as we move into - into 2013. So that's where that 50% is coming from, Scott.

Scott Siefers: Okay. Perfect. I think that clears it up, and I appreciate it. And that is good. Thank you very much.

Chuck Sulerzyski: Scott, just to piggyback on that contingent, that $0.5 million reduction is in the first quarter.

Scott Siefers: Yeah. And I guess, just to follow on and kind of close the loop on it. Still though expecting a year-over-year basis positive growth and I would hope kind of pretty positive growth on the insurance side?

Chuck Sulerzyski: Absolutely, yes.

Scott Siefers: Great. Okay. Thanks again.

Facilitator: And our next question will come from Chris McGratty of KBW. Please go ahead.

Michael Perito: Good morning guys, this is Mike Perito stepping in for Chris.

Chuck Sulerzyski: Hi, Mike.

Ed Sloane: Hi, Mike.

Michael Perito: Just building on your comments about M&A, can you maybe just give us a little update on your outlook in terms of bank and non-bank deals, your appetite for those-size, footprint, and stuff like that. Has any of that changed?

Chuck Sulerzyski: No, it's pretty much where it has been. I mean, we are looking at doing deals in the three lines of business-banking, insurance, and investments. In terms of bank deals, we continue to focus in Ohio, West Virginia and Kentucky, both in markets that we are in and markets along the I-77 corridor in Ohio and in the southern portion of the state south of 70. In West Virginia, we would love to do deals down I-77 to Charleston and then from Charleston West and in Eastern Kentucky we would look at deals. It is kind of similar with the investments and the insurance opportunities that we are looking at. And so we continue to have conversations - multiple conversations going on in each line of business, and we have done due-diligence on a number of institutions. In terms of banks, to date we have only done the one. We have walked away from a couple and we lost one-we came in kind of second place in the beauty contest where we think the buyer is going to take probably close to eight years to earn back the tangible book value dilution and we were just not willing to do that.
Michael Perito: Okay, great. Thanks. And I guess moving on to the reserve, I know you guys, you said you are taking it on a quarter-by-quarter basis, but with the sustained credit improvement that you guys have been having, do you expect the general trend of the reserves to kind of slowly bleed down still going forward?

Chuck Sulerzyski: I think there is more a reason to expect the reserves to go down, certainly, than they are to go up, but obviously we have had a tremendous amount of reserve reduction and as we grow the loan portfolio, it is going to be difficult to have the continued rate of decrease.

Michael Perito: Yeah, okay. And then just one last housekeeping item. Could you guys give me where you think for the effective tax rate going forward for you guys?

Ed Sloane: Mike, it's Ed Sloane. I would expect the tax rate to be in the 31% to 32% range going forward.

Michael Perito: Okay. Great. Thanks, guys. Thanks for taking my questions.

Facilitator: The next question will come from Daniel Cardenas of Raymond James. Please go ahead.

Daniel Cardenas: Good morning, guys.

Chuck Sulerzyski: Hi, Dan.

Ed Sloane: Good morning, Dan.

Daniel Cardenas: Did I actually hear you guys right you say you are looking for loan growth of 8% to 10% for 2013?

Chuck Sulerzyski: Correct.

Daniel Cardenas: Okay. And, I guess, maybe, if you could talk a little bit about geographically, I mean, do you expect that to be across the footprint? And then, maybe more on the competitive side, I mean, are you seeing a retraction of competition? I mean, what gives you confidence in being able to grow the portfolio at a fairly substantial clip in a still pretty tough economy?

Chuck Sulerzyski: Well, let's take it by business line and let's kind of talk through the geography and the competition. First off, I think on the commercial side, if we sell as much as we did in 2012, we sell that - the 2012 amount in 2013, I think we will get the loan growth. We have had, as we have gone through the last eight quarters, fairly dramatic improvements in that portfolio. What has hampered our growth on the commercial side has really been the outflows, not necessarily the inflows. We think that we have got most of that credit quality in portfolio improvement in place and we expect the rate of outflows to decrease. Also, don't forget there is a fair amount of activity in our geography with this energy opportunity, and we are poised to take advantage of those.
And then finally, on the consumer lending portion, which is going to grow as much as the commercial in absolute dollars. The company has been less involved in consumer lending than one might expect for a company with our footprint and size, and we are making investments-we have hired last year someone who ran consumer lending at an institution a couple of times larger than us. We are hiring people to help us with that in terms of representatives to work with the dealerships that are in our footprint. So, while the percentage increase in consumer lending will be large, the actual dollar volume will be pretty small. So, it is a combination of putting emphasis on businesses like indirect, which historically we have been in but not really growing, focusing on sectors that provide opportunity for us like the energy business, and then finally the continued curing of our portfolio will give us - will give us growth.

Daniel Cardenas: Okay. And, then, is what you are seeing in the energy sector, is that playing out as you anticipated it would play out or is it a little bit faster or a little bit slower?

Chuck Sulerzyski: We remain very cautious. We are beginning to see on a daily, almost daily-certainly weekly-basis, investment and deposit opportunities, and that is where most of our focus has been-on kind of the estate planning and the wealth management pieces. We are selective in lending to companies that are in the business, and we are taking those opportunities selectively. I would say what is perhaps unusual when you think about our geography, we clearly are in Appalachia and all of us for generations think of this as a dying and depressed area. I think one of the things that is kind of interesting right now is you have Ohio, use Ohio data because most of our market is in Ohio, most of the bank is still largely an Ohio bank. Ohio's unemployment is 1% better than the national average. And then you look at the counties where we are in-for instance Washington County-which is where Marietta is, unemployment level is almost 1% better than Ohio. So the oil and gas play, is helping us revitalize the overall economy of the area. And we are seeing benefits-everything from hotel occupancy to the vitality and vibrancy of the income statements that our merchants are producing. So I think the oil and gas has been more beneficial to us in terms of wealth management, deposits, investments, and the overall vitality of the area than it has been necessarily from the probably $20 million or $30 million worth of loans we have gotten in the last year in that category.

Daniel Cardenas: Okay. All right. And then just kind of given expectations for loan growth, I appreciate the guidance for the first quarter margin, but as the year goes on, do you think you would be able to sustain a margin in the 3.30, mid-3.30 levels?

Chuck Sulerzyski: I think so. I think that you are going to see the mix of our loan production change. So we will be doing more consumer lending with a much higher margin that will help mitigate some of the investment portfolio, which is what we have been experiencing.

Ed Sloane: And Dan, if I could just add to that, you have to also assume that the yield curve stays essentially where it is at. If we see that steepen a bit, then that could have a more positive impact on margin. If we see it drop off, then it would be the other way. So you always have to think about where interest rates are in relative terms to where they are today.

Daniel Cardenas: Right, right. And then maybe if you could just, last question here, if you could just talk a little bit about what you are seeing from competitors. Are you seeing the larger banks step-up competition and is it mostly, if they are, is it mostly on the rate side or are you seeing some give-up on terms?

Chuck Sulerzyski: I would say that it is mainly on rates and less on terms. And I would say also, I think most of the larger banks are involved in cost cutting in one way or in another. And I think their ability to serve our markets continues to decrease and continues to come our way. You know, most of our geography is two hours-two-and-a-half hours-or more away from Columbus or Pittsburgh or Cincinnati, and when you get to any sizable loan over a couple million bucks or any sizable investment opportunity, those are the markets where the customer is being serviced at and their ability to be responsive continues to decrease. So we remain very, very optimistic. Most of our new business comes from the larger players. If you look at the mid-range regionals or large community banks-however you want to view the United's, the WesBanco's, the Park's-we have little business being lost to them and very little business being taken away from them and the community banks, the smaller banks, are pretty insignificant and pretty passive at this point in time. Where our major wins come from are the larger-the Huntington's, the PNC's, the Fifth Third's, the Chase's, and so forth. So that is how we see it.

Daniel Cardenas: Okay. Great. Thank you.

Facilitator: At this time there are no further questions. Sir, do you have any closing remarks.

Chuck Sulerzyski: Yeah, I just want to thank everybody for participating. We remain extremely optimistic about what is happening here and very excited about 2013. Please remember that our earnings release and webcast of this call will be archived on peoplesbank.com under the Investor Relations section. Thanks for your time and have a great day.

Facilitator: Ladies and gentlemen, the conference has now concluded. We thank you for attending today's presentation. You may now disconnect your lines.